EXHIBIT 10.55(a)

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (the “Guaranty”) is made effective as of the 22nd day of January, 2003 by General Electric Company, a corporation duly organized and existing under the laws of New York, with its head office located at 3135 Easton Turnpike Fairfield, Connecticut 06431 (herein called “Guarantor”) for the benefit of Midland Cogeneration Venture Limited Partnership a Michigan limited partnership, with its office located at 100 Progress Place, Midland, Michigan 48640 (herein called “MCV”). (MCV and Guarantor are individually referred to herein as a “Party” and collectively as the “Parties.”)

RECITALS

WHEREAS, General Electric International, Inc., a corporation duly organized and existing under the laws of Delaware, with its head office situated at 4200 Wildwood Parkway, Atlanta, GA 30339 (herein called “Subsidiary”); is a wholly owned subsidiary of Guarantor.

WHEREAS, MCV and Subsidiary have entered into a Maintenance Services And Parts Agreement, dated December 31st, 2002 (herein the “Agreement”) with respect to certain equipment at the MCV facility.

WHEREAS, under the terms of the Agreement, Subsidiary is obligated to provide MCV with this Guaranty.

WHEREAS, Guarantor has agreed to provide this Guaranty as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties hereto agree as follows:

1.	Guarantor hereby absolutely, irrevocably and unconditionally guarantees to MCV the prompt return and payment of the principle amount and interest in the cash collateral account, in whole and/or in part when the same is due as set forth in Article 5.8 of the Agreement in the event Subsidiary fails, refuses or is otherwise unable or unwilling to return/pay the principle amount and interest, or any part thereof, in the cash collateral account when the same is due as set forth in said Article 5.8 or Subsidiary becomes insolvent, bankrupt, reorganized, or makes a general assignment or arrangement with or for the benefit of creditors or otherwise is unable or unwilling to perform its financial obligations to MCV therein (hereinafter, collectively, “the Obligation”).

2.	This is a guaranty of payment only. Guarantor retains all of the same legal defenses available to Subsidiary with regard to the return/payment of the principal amount and interest in the cash collateral account provided in the Agreement except any defense based upon the bankruptcy, insolvency, reorganization, assignment for the benefit of creditors or similar right, law, or the application thereof, affecting Subsidiary.

3.	Guarantor hereby consents and agrees that, without notice to or subsequent consent by Guarantor and without affecting or impairing the Obligation of Guarantor as herein set forth, MCV may, by action or inaction, compromise, settle, waive, extend, refuse to enforce, release (in whole or in part), or otherwise grant indulgences to Subsidiary in respect to any part or all of the Obligation and may amend, modify or extend, in the Agreement or any other documents or agreements relating to the Obligation, the Obligation other than this Guaranty. No delays or indulgences on the part of MCV in the exercise of any right or remedy with respect to the Obligation shall operate as a waiver of the Obligation.

4.	This Guaranty is a continuing, primary and original obligation of Guarantor and is an absolute, unconditional, irrevocable guaranty and shall remain in full force and effect until the Obligation is satisfied in full and finally by Subsidiary or Guarantor, without regard to future changes in conditions, including change of law, or any invalidity or irregularity with respect to the execution and delivery of any agreement by Subsidiary with respect to the Obligation.

5.	The terms and provisions of this Guaranty shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties. No assignment or transfer of the Agreement or this Guaranty shall operate to extinguish or diminish the liability of Guarantor hereunder. Guarantor shall not assign or transfer any of its obligations under this Guaranty. Any assignment or attempted assignment in violation hereof, whether by operation of law or otherwise, shall be null and void, ab initio.

6.	Guarantor represents and warrants that it is a corporation duly organized and in good standing under the laws of its place of incorporation, that it has full power and authority to enter into this Guaranty, that its execution and delivery of this Guaranty has been duly authorized by all requisite corporate action, and that this Guaranty constitutes a legal, valid, and binding obligation of the Guarantor enforceable against Guarantor in accordance with its terms (subject to the application of bankruptcy or insolvency laws affecting the Guarantor).

7.	This Guaranty shall be governed by and construed in accordance with the laws of the State of Michigan, U.S.A., provided that any provision of such law invalidating any provision of this Guaranty or modifying the intent of the Parties as expressed in the terms of this Guaranty shall not apply.

8.	Any communication required under this Guaranty shall be deemed given: upon delivery in the case of in-hand delivery, on the date shown by a facsimile transmission report in the case of facsimile delivery, and on the date of delivery in the case of a delivery service. All communications under this Guaranty shall be sent to the following individuals at their respective facsimile/address:

If to MCV:	If to Guarantor:
Robert E. McCue	General Manager-GE Contractual Services
100 Progress Place	4200 Wildwood Parkway
Midland, MI 48640	Atlanta, GA 30339
Fax No. (989) 633-7935	Fax No. (678) 844-5312

With a copy to:

Gary B. Pasek	General Counsel-GE Contractual Services
100 Progress Place	4200 Wildwood Parkway
Midland, MI 48640	Atlanta, GA 30339
Fax No. (989) 633-7905	Fax No. (678) 844-5312

The Parties may change the name, address, and/or facsimile number of the above in the same manner as provided in this paragraph 8.

9.	No failure on the part of MCV to exercise, and no delay in exercising, any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by MCV of any right, remedy, or power hereunder preclude any other or future exercise of any right, remedy, or power. Each and every right, remedy, and power hereby granted MCV or allowed it by law or other agreement shall be cumulative and not exclusive and may be exercised at any time or from time to time.

IN WITNESS WHEREOF, the Parties hereto have caused this Guaranty to be executed by their respective authorized representatives as of the date first written above.

General Electric Company

By:	/s/ James N. Suciu	Date: 1/23/03

Name:	James N. Suciu
Title:	Vice-President

This Guaranty is accepted and agreed:

Midland Cogeneration Venture Limited Partnership

By:	/s/ James M. Kevra	Date: 1/27/2003

Name:	James M. Kevra
Title:	President and CEO